Exhibit 99.1

Incyte Reports First Quarter 2003 Financial Results

Cites Progress in Chemokine Receptor Antagonist

Drug Discovery Program

Announces Organizational Change to

Strengthen Management of Key Programs

Palo Alto, CA, May 5, 2003—Incyte Corporation (Nasdaq: INCY) today reported financial results for the first quarter ended March 31, 2003.

“First quarter results were in line with our expectations,” stated Paul A. Friedman, M.D., Chief Executive Officer of Incyte. “Operationally, improvements to the information products have been well-received by our customers and the drug discovery team has made substantial progress in advancing our chemokine receptor antagonist program. Financially, our expenses for the quarter were also within the range of our expectations. The net loss for the quarter included $31.1 million of expenses primarily related to strategic activities, of which $28.1 million was related to our acquisition of Maxia Pharmaceuticals, and was in line with our expectations.”

Robert B. Stein, M.D., Ph.D., Incyte’s President and Chief Scientific Officer, stated, “In a very short period of time, our drug discovery team has identified a series of selective, orally-active small molecule compounds that block a well-recognized chemokine receptor, referred to as CCR2, which is known to play an important role in inflammation. We have a number of very strong orally-available candidate compounds from which one or more will be selected for preclinical development. Incyte’s CCR2 antagonists will be developed as oral treatments for chronic inflammatory diseases, such as rheumatoid arthritis, inflammatory bowel disease, multiple sclerosis, and potentially atherosclerosis. We plan to place compounds from this program into development in mid-2003 and into the clinic in 2004.”

Financial Results

Revenues:    Revenues for the quarter ended March 31, 2003 were $12.5 million compared to revenues of $29.0 million for the same period in 2002. The decrease in revenues primarily reflects changes and continued softening in the genomic information market.

Expenses:    Operating expenses for the first quarter of 2003 were $66.8 million compared to $47.9 million for the same period in 2002. This increase results primarily from strategic related charges from the company’s acquisition of Maxia Pharmaceuticals which generated an in-process research and development charge of $28.1 million. Excluding this charge and increases to previously established restructuring reserves of $1.1 million, the company’s operating expenses for the quarter were $37.6 million, or $10.3 million less than the first quarter of 2002.

Net Loss:    The total net loss for the quarter was $55.8 million, or $0.81 per share, in 2003 compared to $13.4 million, or $0.20 per share, for the same period in 2002. The net loss for the current quarter increased primarily as a result of the company’s acquisition of Maxia as well as a reduction in revenues.

Net loss, excluding the $28.1 million charge of in-process research and development related to the Maxia purchase, the $1.1 million increase to previously established restructuring reserves and a $1.9 million write down of a long term investment, for the first quarter of 2003 was $24.7 million, or $0.36 per share.

As of March 31, 2003, cash and short-term investments totaled $376.2 million compared to $429.0 million as of December 31, 2002.

First quarter reduction in cash of $53 million, which we expected would be disproportionately large compared to the entire year, included: approximately $4 million for the purchase of Maxia; $12 million for restructuring-related liabilities of which $2 million represented ongoing lease obligations and $10 million for other specific payments; accrued compensation payments of approximately $5 million; a $4 million semi-annual payment of interest on the convertible notes; and capital spending of $5 million of which over $2 million was accelerated into the first quarter to take advantage of a financially attractive opportunity.

“We believe our current revenue guidance of $50 to 70 million is achievable and we expect that the net loss for the full year will also be within the prior guidance of $85 to 100 million, excluding our acquisition of Maxia, FASB 133 charges, write downs in long-term investments and adjustments to restructuring reserves,” stated John Vuko, Executive Vice President and Chief Financial Officer of Incyte. “We also believe that we will end the year in a strong cash position, consistent with prior guidance, with approximately $305 to 320 million.”

Drug Discovery and Development

The drug discovery team is now comprised of over 130 scientists with the requisite expertise and talent to carry out state-of-the-art drug discovery, including medicinal chemistry, pharmacokinetics, high throughput screening, combinatorial chemistry, computational chemistry, structural biology, in vitro and in vivo pharmacology, molecular biology, biochemistry, genomics, bioinformatics and chemogenomics. We have staffed the company for success and assembled the talent we believe is necessary to compete with both emerging biotechnology and larger pharmaceutical companies.

We have three discovery programs underway and have recently identified a number of novel, orally-available compounds in our chemokine receptor antagonist program. We expect to select a lead compound for preclinical development by the middle of the year and our current plan is to initiate human testing in 2004.

The team has also made progress in an oncology program in which we are evaluating the role of a specific protease that is implicated in the growth and metastasis of breast and several other cancers, such as lung and colon cancer. Partially optimized inhibitors, created by our chemists, have allowed us to achieve biological proof-of-concept for this novel protease target by demonstrating that, when used in combination with marketed anti-cancer agents, we see increased anti-proliferative and cytotoxic effects on breast cancer cells. Additional studies are underway in lung and colon cancer.

Information Products

We have continued to make meaningful improvements to the LifeSeq® Foundation database. These improvements enhance the utility and relevance of the data and have been well-received by customers. Additionally, sales of our Proteome BioKnowledge® Library, which is composed of six database volumes containing fundamental biological information about proteins, continue to grow and attract both new and existing users. Also as a result of the competitive market for genomic information products, we have revised some of our pricing strategies in order to broaden the use of our information products and provide customers with greater flexibility in terms of content and timing.

“We remain optimistic that enhancements to our information products and a highly focused sales and marketing effort, combined with additional licenses to our intellectual property portfolio, will translate into an improving revenue stream,” stated James P. Merryweather, Ph.D., Executive Vice President, Business Development and Commercial Operations.

Organizational Change

Recently, Incyte’s Board of Directors decided that the most effective way to maximize the value of our information products was to separate them from drug discovery and provide both groups with their own management teams. This change will allow each organization to focus its resources more effectively and enable each group to apply its unique talents to those activities that we believe are most likely to maximize value creation for shareholders.

Lee Bendekgey, Incyte’s Executive Vice President and General Counsel, will take on the additional responsibility of Acting General Manager of the information products group. Lee has served as general counsel since 1998. He has played a key role in supporting the growth of the Company’s information products and has also been instrumental in helping Incyte create a leading intellectual property portfolio.

Upcoming Events

Incyte will be presenting at the upcoming Deutsche Bank Healthcare Conference in Baltimore on May 6th at 4:00 p.m. eastern time and the Needham & Company Second Annual Biotechnology Conference in New York on June 5th at 10:30 a.m. eastern time.

Both presentations will include recent data on the Company’s chemokine receptor antagonist program and a discussion of Incyte’s strategy to become a leading drug discovery company. Both presentations will be webcast and can be accessed from Incyte’s new web site, www.incyte.com.

Conference Call and Webcast for First Quarter 2003 Results

Incyte will host a conference call on Monday, May 5, 2003 at 4:30 p.m. ET to discuss first quarter results. The domestic dial in number is 877-692-2592 and the international dial in number is 973-582-2700. If you are unable to participate, a replay of the conference call will be available through May 19, 2003 (12:00 midnight ET). The replay dial in number for both U.S. and International callers will be 973-341-3080 and the PIN number access code will be 3873807.

The conference call will also be webcast live on CCBN and can be accessed at: www.companyboardroom.com.

About Incyte

Incyte is a drug discovery company that is using its expertise in genomics, medicinal chemistry and molecular, cellular and in vivo biology to discover and develop novel therapeutics. The company has three drug discovery programs underway focused primarily on the identification of new small molecule drugs for cancer and inflammation.

Incyte also has strategic alliances with Lexicon Genetics and Medarex focused on the discovery and development of protein therapeutics or antibodies to treat inflammatory diseases and cancer.

Incyte believes it has the largest commercial portfolio of issued U.S. patents covering full-length human genes and the proteins they encode, information that has become increasingly valuable to the discovery and development of new drugs and diagnostics. Incyte uses, partners and sells this information to many of the world’s leading pharmaceutical and biotechnology companies and academic research centers to create novel, more effective therapies and diagnostics.

Incyte’s executive offices and research and development facilities are located in Palo Alto, California, Newark, Delaware, San Diego, California and Beverly, Massachusetts.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements as to Incyte’s current plans to designate a lead compound for preclinical development in 2003, initiate human testing in 2004 and develop the first compound from this program for treatment of chronic inflammatory diseases, guidance for 2003 on expected revenues, expected net loss and expected cash position at the end of 2003, expected quarterly cash consumption, the ability of Incyte drug discovery team to compete successfully with emerging biotechnology and larger pharmaceutical companies, Incyte’s expectations that enhancements to its information products and licenses to its intellectual property will lead to improved revenues, and the impact that separating Incyte’s information products and drug discovery organizations will have on maximizing value creation for Incyte’s shareholders, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the results of further research, the impact of competition and of technological advances and the ability of Incyte to compete against parties with greater financial or other resources, unanticipated delays, unanticipated cash requirements, the effectiveness and extent of utilization of databases in pharmaceutical research and development, the ability to implement technological improvements, the ability to introduce new products and product upgrades in a timely manner, Incyte’s ability to obtain and retain customers, changes in Incyte’s business plan, economic factors that may further impact the research budgets and spending of Incyte’s current and potential customers for its information products, Incyte’s ability to obtain patent protection for its discoveries and to continue to be effective in expanding its patent coverage, Incyte’s ability to implement its announced organizational change effectively and efficiently, and other risks detailed from time to time in Incyte’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002. Incyte disclaims any intent or obligation to update these forward-looking statements.

Incyte Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2003	March 31, 2002
Revenues	$12,509	$29,014
Operating expenses:
Research and development	30,186	33,743
Selling, general and administrative	7,377	14,168
Purchased in-process research and development	28,116	—
Other expenses	1,103	—

Total operating expenses	66,782	47,911

Loss from operations	(54,273)	(18,897)
Interest and other income (expense), net	1,233	8,157
Interest expense	(2,439)	(2,538)
Gain/(loss) on certain derivative financial instruments	(45)	140
Provision for income taxes	(260)	(303)

Net loss	$(55,784)	$(13,441)

Basic and diluted net loss per share	$(0.81)	$(0.20)

Shares used in computing basic and diluted net loss per share	68,986	66,864

Incyte Corporation

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$10,637	$22,928
Marketable securities—available-for-sale	365,547	406,090
Accounts receivable, net	8,024	8,485
Prepaid expenses and other current assets	17,698	21,268

Total current assets	401,906	458,771
Property and equipment, net	33,789	31,787
Long-term investments	33,749	35,515
Intangible and other assets, net	27,434	26,066

Total assets	$496,878	$552,139

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,466	$9,073
Accrued compensation	9,338	14,319
Accrued and other current liabilities	7,777	11,043
Deferred revenue	13,048	11,662
Accrued acquisition and restructuring charges	23,310	31,596

Total current liabilities	60,939	77,693
Convertible subordinated notes	171,930	172,036

Total liabilities	232,869	249,729

Total stockholders’ equity	264,009	302,410

Total liabilities and stockholders’ equity	$496,878	$552,139

CONTACT:	Incyte Corporation
Pamela M. Murphy 302/283-7944 650/845-4589